                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                                    Thirty-nine
                                                    weeks ended                          Fiscal Year Ended
                                                 ------------------   --------------------------------------------------
                                                 Nov. 2,    Nov. 3,   Feb. 2,   Feb. 3,   Jan. 29,   Jan. 30,   Jan. 31,
                                                  2002       2001      2002      2001      2000       1999       1998
                                                 -------    -------   -------   -------   --------   --------   --------
    NET EARNINGS
    Income from continuing operations              $114      $ 69      $111      $107      $ 59      $  14       $185
    Income tax expense (benefit)                     61        39        64        69        38        (28)       104
    Interest expense, excluding capitalized
    interest                                         25        27        35        41        65         57         41
    Portion of rents deemed representative of
    the interest factor (1/3)                       119       116       158       155       170        161        146
                                                 -------    -------   -------   -------   --------   --------   --------
                                                   $319      $251      $368      $372      $332      $ 204       $476
                                                 =======    =======   =======   =======   ========   ========   ========

    FIXED CHARGES

    Gross interest expense                         $ 25      $ 27      $ 35      $ 42      $ 67      $  64       $ 41

    Portion of rents deemed representative of
    the interest factor (1/3)                       119       116       158       155       170        161        146
                                                 -------    -------   -------   -------   --------   --------   --------
                                                   $144      $143      $193      $197      $237      $ 225       $187
                                                 =======    =======   =======   =======   ========   ========   ========

    RATIO OF EARNINGS TO FIXED CHARGES              2.2       1.8       1.9       1.9       1.4        0.9        2.5


Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.